Exhibit 5.01

May 14, 2014

Board of Directors

Calgon Carbon Corporation

P.O. Box 717

Pittsburgh, PA 15230

Ladies and Gentlemen:

I have acted as counsel to Calgon Carbon Corporation, a Delaware corporation (the “Corporation”), in connection with the proposed issuance by the Corporation of up to 3,000,000 additional shares of the Corporation’s common stock, par value $.01 per share (the “Shares”), pursuant to the terms of the Calgon Carbon Corporation 2008 Equity Incentive Plan, as amended and restated (the “Plan”).

In connection with such proposed issuance, I have examined the Plan, the Restated Certificate of Incorporation of the Corporation and the Amended and Restated By-laws of the Corporation, the relevant corporate proceedings of the Corporation, the Registration Statement on Form S-8 (the “Registration Statement”) covering the issuance of the Shares, and such other documents, records, certificates of public officials, statutes and decisions as I consider necessary to express the opinions contained herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts material to this opinion that I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Corporation.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable.

I express no opinion as to the applicability or compliance with or effect of federal law or the law of any other jurisdiction other than the Delaware General Corporation Law, as amended.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission.  This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

This opinion has been prepared for your use in connection with the issuance of the Shares under the Plan, and speaks as of the date hereof.  I assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to my attention, whether or not such occurrence would affect or modify the opinions expressed herein.

It is understood that this opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Richard D. Rose
Richard D. Rose, Senior Vice President, General Counsel and Secretary